EXHIBIT 10.1

May 8, 2006

Mr. Robert K. Lifton
Medis Technologies Ltd.
805 Third Avenue

New York, New York 10022

Dear Mr. Lifton:

Upon the execution and delivery by the parties to this Letter Agreement, Merrill Lynch Investment Managers, L.P., on behalf of various advised funds (collectively, the “Funds”), shall surrender $2,418,000 aggregate principal amount of the 6% Senior Convertible Notes due July 15, 2010 (the “Notes”) of Medis Technologies Ltd. (“Medis”), in the Funds’ favor, to Medis for cancellation. In exchange for the surrender of the Notes by the Funds, Medis shall issue to the Funds an aggregate of 153,068 shares of Medis common stock (the “Shares”). Of such Shares, an aggregate of (i) 139,769 Shares shall be freely tradable and (ii) 13,299 Shares shall be restricted, which Medis agrees to register as soon as possible.

The Notes were issued under that Indenture dated as of July 26, 2005 by and between Medis and Wachovia Bank, National Association (the “Indenture”).

We represent and warrant to you that (i) the Funds are the record and beneficial holder of the Notes, (ii) we have full authority and capacity to execute, deliver and perform the Agreement, and to bind and obligate the Funds hereunder, (iii) we and/or the Funds have received all consents or approvals of or have given proper notice to any person or authority required in order for us to execute, deliver and perform the Agreement, (iv) the Agreement is a legal, valid and binding agreement of ours, enforceable against us in accordance with its terms, (v) the Funds own the Notes free and clear of all liens, charges and encumbrances, and upon the consummation of the Exchange, Medis will own the Notes free and clear of all liens, charges and encumbrances and (vi) each Fund is acquiring the Shares for its own account for investment purposes only and not with a present view to the resale or distribution of the Shares.

Additionally, we and the Funds hereby (i) waive any and all terms, conditions and covenants under the Indenture insofar as any of them may prohibit entering into or consummating the Exchange, (ii) waive any cause of action we or the Funds may have against Wachovia Bank, National Association, as Trustee under the Indenture governing the Notes (the “Trustee”) in connection with the Exchange, (iii) agree to indemnify the Trustee for any loss, liability, claim or damage it may incur in connection with the Exchange and (iv) authorize and direct the Trustee to consummate the Exchange.

[Remainder of Page Intentionally Left Blank; Signature Page Follows in Counterparts]

Sincerely yours,

Merrill Lynch Investment Managers, L.P.

Date:	By:	/s/
Name:
Title:

Agreed to and Accepted
As of the Date Hereof:

Medis Technologies Ltd.

By:   /s/ Robert K. Lifton

Name: Robert K. Lifton
Title: Chairman and CEO